    Exhibit 10.1
May 17, 2022

Thomas K. McCarthy
ADDRESS REDACTED

Re: Amendment to Employment Agreement
Dear Tom:
This letter (the Third Amendment”) constitutes an amendment to the Employment Agreement by and between you and Altisource Asset Management Corporation (the “Company”) as of August 16, 2021, as amended on December 30, 2021 and March 30, 2022 (the “Employment Agreement”) to confirm the terms of your separation from the Company. Capitalized terms not otherwise defined herein have the meaning set forth in the Employment Agreement.
Your employment with the Company will cease on May 31, 2022 (the “Termination Date”) in accordance with the terms of the Employment Agreement. It is agreed that you hereby resign, as of the Termination Date, from any Company-related positions, including as an officer or director of the Company and any subsidiaries or affiliate. You will be entitled to any unpaid Salary through the Termination Date, payment of 20 days of accrued but unused vacation, and any accrued but unpaid business expense reimbursement in accordance with Section 4 of the Employment Agreement.
In recognition of your contributions to the Company during the Term, the Company would like to pay you a discretionary bonus of $250,000 (the “Incentive Payment”), provided that you execute and cause to become effective, within 30 days following the Termination Date, the release set forth as Exhibit 1 (the “Release”). The Incentive Payment will be payable within 5 days following the date the executed Release becomes non-revocable.
Your service this past year has been much appreciated.
* * *

Very truly yours,

Altisource Asset Management Corporation
By: s/ Kevin Sullivan__
Name: Kevin Sullivan
Title: General Counsel

Accepted and Agreed:
/s/Thomas K. McCarthy
Name:    Thomas K. McCarthy
Date:    May 17, 2022

Exhibit 1
RELEASE
WHEREAS, the Third Amendment to the Employment Agreement by and between Altisource Asset Management Corporation (the “Company”) and Thomas K. McCarthy (the “Executive” or “you”) as of August 16, 2021 as amended on December 30, 2021 and March 30, 2022 (the “Employment Agreement”) provides for the payment of the Incentive Payment conditioned on Executive’s execution and delivery of a Release; and

NOW, THEREFORE, you agree as follows:

(a)Release. In consideration for the Incentive Payment and other good and valuable consideration, you, on behalf of yourself and your heirs, executors, administrators and assigns, knowingly and voluntarily waive, terminate, cancel, release and discharge forever the Company, its subsidiaries, affiliates, officers, directors, employees, members, attorneys and agents and their predecessors, successors and assigns, individually and in their official capacities (together, the “Released Parties”) from any and all actions, causes of action, claims, allegations, rights, obligations, liabilities, or charges (collectively, “Claims”) that you (or your heirs, executors, administrators, successors and assigns) has or may have, whether known or unknown, by reason of any matter, cause or thing occurring at any time before and including the date of this Release arising under or in connection with your employment or termination of employment with the Company and its affiliates (together, as constituted from time to time, the “Group”), including, without limitation: claims for any cash or equity compensation or bonuses, whether or not paid under any Company compensation plan or arrangement; breach of contract; tort; wrongful, abusive, unfair, constructive, or unlawful discharge or dismissal; impairment of economic opportunity; defamation; age and national origin discrimination; sexual harassment; back pay; front pay; benefits; attorneys’ fees; whistleblower claims; emotional distress; intentional infliction of emotional distress; assault; battery, pain and suffering; punitive or exemplary damages; violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act of 1991, the Virgin Islands Civil Rights Act, the Virgin Islands Discrimination in Employment Act, the V.I. Whistleblowers Act, the Employee Retirement Income Security Act, the Worker Adjustment Retraining and Notification Act, the Family Medical Leave Act, including all amendments to any of the aforementioned acts; and violations of any other federal, state, territorial or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other matters related in any way to your employment with the Group or the termination of that employment. In addition, in consideration of the provisions of the Incentive Payment, you further agree to waive any and all rights under the laws of any jurisdiction that limit a general release to those claims that are known or suspected to exist in your favor as of the date of your termination of employment. This release of Claims will not, however, apply to any rights to indemnification from the Company you may have, vested benefits under any other benefit plans of the Company, and any claims which may not be released under applicable law (claims with respect thereto, collectively, “Excluded Claims”).
(b)Proceedings. You further agree, promise and covenant that, to the maximum extent permitted by law, neither you, nor any person, organization, or other entity acting on your behalf, has filed or will file, charged or will charge, claimed or will claim, sued or will sue, or caused or will cause, or permitted or will permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary or other relief) against the Released Parties with respect to any Claims other than Excluded Claims. Notwithstanding the foregoing, you understand that nothing in this Release prevents you from filing a charge or complaint with any government agency regulating employment, or from participating in an investigation or proceeding conducted by those agencies or any other federal, state or local government agency charged with the enforcement of any laws, although by signing this Release you are hereby waiving your right to individual relief based on claims asserted in such a charge or complaint, whether filed by you or any other person or entity, on the basis that any such claims have been fully and completely satisfied by the payments you are receiving in connection with this Release.
(c)Acknowledgements by You. You hereby acknowledge and confirm that you were advised by the Company in connection with your termination of employment or services to consult with an attorney of your choice prior to signing this Release, including, without limitation, with respect to the terms relating to your release and waiver of Claims arising under ADEA, and that you have in fact consulted an attorney. You have been given twenty-one (21) days to review this Release, and you are signing this Release knowingly, voluntarily and with full understanding of its terms and effects. You also understand that you have seven (7) days after your execution of this Release to revoke this Release, and that this Release and any obligations that the Company has to provide the Incentive Payment will not become effective if you exercise your right to revoke the release and waiver of Claims within seven (7) days of execution. You understand that such revocation must be delivered to the Company at its headquarters, attn: General Counsel, during such period to be effective.
(d)Miscellaneous. This Release will be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the United States Virgin Islands without regard to rules governing conflicts of law. If any provision of this Release or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Release, which can be given effect without the invalid or unenforceable provision or application, and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances. You agree that any dispute, claim or controversy arising out of or relating to this Release will be subject to Section 10(a) of the Employment Agreement (Legal and Equitable Remedies; Arbitration).

IN WITNESS WHEREOF, the Executive has executed this Release on the date set forth below.

________________________________
                        Thomas K. McCarthy

                        Dated as of: ______________________